Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

April 10, 2013	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2013, of $1,041,778 or $0.21 per share compared to $964,849 or $0.19 per share for the first quarter of 2012.

Total assets at the end of the quarter were $560,380,381 compared to $575,738,245 at year end and $558,806,626 at the end of the quarter a year ago.  The decrease in the balance sheet was due to a decrease in deposits attributable to seasonal fluctuations in business and municipal cash flow cycles.  Cash was used to fund these deposit decreases and to payoff borrowings.

President and CEO Stephen Marsh commented that he is pleased with the first quarter results.  “Although we did not see significant loan growth in the first quarter, loan applications for both commercial and residential loans have been steady. Our loan portfolio is healthy which allowed us to reduce the provision for loan losses this quarter compared to the previous year.  In this prolonged low rate environment when net interest margins are compressed, we believe it is more important than ever to manage operating expenses accordingly, keeping the increase in non-interest expense well under the rate of inflation.”

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable May 1, 2013 to shareholders of record as of April 15, 2013.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.